Exhibit 10.1

EXECUTION COPY

STOCK REPURCHASE AGREEMENT

THIS STOCK REPURCHASE AGREEMENT (this “Agreement”) is made as of September 13, 2006, between TESSCO Technologies Incorporated, a Delaware corporation (the “Buyer”), and Advisory Research Microcap Value Fund, L.P., an Illinois limited partnership (the “Seller”).

WHEREAS, the Seller is the record and beneficial holder of 629,575 shares of common stock, par value $0.01 per share (“Common Stock”), of the Buyer (the “Shares”); and

WHEREAS, the Buyer desires to purchase the Shares from the Seller and the Seller desires to sell the Shares to the Buyer;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the Buyer and the Seller hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES; CONSIDERATION

1.1.          Purchase and Sale of Shares.

(a)           Upon the terms and subject to the conditions of this Agreement, on the Closing Date the Seller shall sell, transfer, assign, convey and deliver to the Buyer, and the Buyer shall purchase from the Seller, the Shares, free and clear of all Encumbrances.

(b)           For purposes of this Agreement, “Encumbrances” shall mean all liens, claims, charges, assessments, options, security interests and other legal and equitable encumbrances.

1.2.          Consideration.   In consideration for the Shares, the Buyer will pay to the Seller $15,739,375.

ARTICLE II

CLOSING

2.1.          Closing Date.  The purchase and sale of the Shares (the “Closing”) shall take place on September 13, 2006 at the offices of the Buyer at 11126 McCormick Road, Hunt Valley, Maryland 21031-1494 or at such other location or locations as the Buyer and the Seller may agree.  The time and date on which the Closing is actually held is referred to herein as the “Closing Date.”

2.2.          Delivery of Shares and Consideration.  At the Closing, the Seller agrees that it shall take all necessary actions and make all necessary arrangements to transfer the Shares to the Company directly, or to or through a designated agent of the Company, so that the transfer of the Shares to the Company is properly reflected on the books and records of the Company.  At the Closing, the Buyer shall pay to the Seller the cash amount set forth in Section 1.2, by wire transfer of immediately available funds to an account designated by Seller.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE PARTIES

3.1.          Representations, Warranties and Agreements of the Seller.

(a)  Authority of Seller.  The Seller has the requisite limited partnership power and authority to execute, deliver and perform this Agreement.  This Agreement has been duly authorized, executed and delivered by Seller and is the legal, valid and binding obligation of the Seller enforceable in accordance with its terms.

(b)  No Conflict.  Neither the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby nor compliance with or fulfillment of the terms, conditions and provisions hereof will conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Shares, under (A) the certificate of limited partnership or limited partnership agreement of the Seller, (B) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which the Seller is a party or the Shares are subject or by which the Seller is bound, (C) any court order to which the Seller is a party or any of the Shares are subject or by which the Seller is bound, or (D) any requirements of laws, rules or regulations affecting the Seller or the Shares or otherwise applicable to the transactions contemplated by this Agreement.

(c)  Title to Shares.  The Seller represents and warrants to the Buyer that the Seller is the sole record and beneficial owner of the Shares, free and clear of all Encumbrances, and that the delivery and/or release, as applicable, of the Shares to the Buyer pursuant to this Agreement will transfer and convey good and valid title thereto to the Buyer, free and clear of all Encumbrances.  The Seller represents and warrants to the Buyer that the Shares constitute all of the equity interests of the Buyer owned by the Seller.

(d)  Economic Risk; Sophistication.  (i)  The Seller represents and warrants that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed sale of the Shares to the Buyer and that it has made an independent decision to sell the Shares to Buyer based on the Seller’s knowledge about the Buyer and its business and other information available to the Seller, which it has determined is adequate for that purpose.  The Seller represents and warrants that it (A) has not relied on any information (in any form, whether written or oral) furnished by Buyer or on behalf of the Buyer in making that decision, or (B) requested any such information from the Buyer which the Buyer has not furnished to the Seller.

(ii)  The Seller represents, warrants, acknowledges and agrees that the Buyer and its affiliates, officers and directors,  may possess material non-public information not known to the Seller regarding or relating to the Buyer, including, but not limited to, information concerning the business, financial condition, results of operations, prospects or restructuring plans of the Buyer, and the Seller represents, warrants, acknowledges and agrees that the Seller has not requested any such information and agrees that neither the Buyer nor its affiliates, officers or directors shall have any liability whatsoever with respect to the nondisclosure of any such information, whether before or after the date of this letter.

(e)  Value of the Shares.  The Seller acknowledges and confirms that it is aware that (i) the Buyer has reported improvements in its sales to commercial and government customers over the past nine quarters and that the Seller achieved record operating profitability in the fiscal quarter ended June 25, 2006, and (ii) the closing sale price of the Buyer’s Common Stock has increased from $13.08 per share at September 30, 2005 to $24.03 per share at September 8, 2006. The Seller further acknowledges and confirms that it is aware that future changes and developments in (A) the Buyer’s business and financial condition and operating results, (B) the industries in which the Buyer competes and (C) overall market and economic conditions, may continue to have a favorable impact on the value of the Common Stock after the sale by the Seller of the Shares to the Buyer pursuant to this Agreement.

(f)  The Seller represents and warrants that they are not relying on any representation or warranty by the Buyer in connection with the transactions contemplated by this Agreement except as expressly set forth in this Agreement.

3.2.          Representations, Warranties and Agreements of the Buyer.

(a)  Authority of Buyer.  The Buyer has the requisite corporate power and authority to execute, deliver and perform this Agreement.  This Agreement has been duly authorized, executed and delivered by the Buyer and is the legal, valid and binding obligation of the Buyer enforceable in accordance with its terms.

(b)  No Conflict.  Neither the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby nor compliance with or fulfillment of the terms, conditions and provisions hereof will conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (A) the certificate of incorporation or by-laws of the Buyer, (B) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which the Buyer is a party or by which the Buyer is bound, (C) any court order to which the Buyer is a party or by which the Buyer is bound, or (D) any requirements of laws, rules or regulations affecting the Buyer or otherwise applicable to the transactions contemplated by this Agreement.

ARTICLE IV

MUTUAL RELEASES

4.1           Seller Release.  The Seller, and anyone claiming through it or on its behalf, as the case may be, agrees to irrevocably and unconditionally release, waive and forever discharge the Buyer and its respective Affiliates (as hereinafter defined), officers, directors, stockholders and employees and past, present or future Affiliated Persons (as hereinafter defined) from, and covenants not to sue the Buyer Released Parties (as hereinafter defined) with respect to, any and all actions, causes of action, claims, demands, rights, remedies, expenses and liabilities of whatever kind or character, at law or in equity, whether now known or unknown, that such Seller now has, has ever had, or may ever have against any of the Buyer Released Parties with respect to the Buyer, arising from or related to the purchase by the Buyer of the Shares from the Sellers as contemplated by this Agreement.

4.2           Buyer Release.  The Buyer, and anyone claiming through it or on its behalf, as the case may be, agrees to irrevocably and unconditionally release, waive and forever discharge the Seller and its respective Affiliates, officers, directors, partners and employees and past, present or future Affiliated Persons from, and covenants not to sue the Seller Released Parties (as hereinafter defined) with respect to, any and all actions, causes of action, claims, demands, rights, remedies, expenses and liabilities of whatever kind or character, at law or in equity, whether now known or unknown, that such Seller now has, has ever had, or may ever have against any of the Seller Released Parties with respect to the Seller, arising from or related to the sale by the Seller of the Shares to the Buyer as contemplated by this Agreement.

4.3           Definitions.  As used in this Article IV, the terms set forth below shall be defined as follows:

(a)           “Affiliates” shall mean an entity or other business organization that directly or indirectly, controls, is controlled by or is under common control with Buyer, as the case may be.

(b)           “Affiliated Persons” shall mean such entity’s directors, partners, members, officers, managers, shareholders, principals, administrators, other management personnel, employees or similar persons; provided, that “Affiliated Persons” shall only include individuals and not legal entities.

(c)           “Buyer Released Parties” shall mean the Buyer and its Affiliates and Affiliated Persons.

(d)           “Seller Released Parties” shall mean the Seller and its Affiliates and Affiliated Persons.

ARTICLE V

MISCELLANEOUS

5.1.          Confidentiality.  The Seller agrees that he will treat in confidence all documents, materials and other information which he shall have obtained in regards to this Agreement and the transactions being effected hereby (whether obtained before or after the date of this Agreement).  Except as required by law, the Seller agrees that it shall not disclose the terms or the nature of this Agreement or the transactions or consents being effected hereby.  Seller acknowledges that Buyer may disclose the terms or nature of this Agreement or the transaction or consents being effected hereby.

5.2           Successors and Assigns.  This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, their legal representatives, heirs, executors, administrators, successors, assigns and transferees.

5.3.          Governing Law.   This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Delaware.

5.4.          Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which together shall constitute one and the same instrument; and shall become binding when both counterparts have been signed by the parties hereto and delivered to both of the parties hereto.

5.5.          Amendment.  This Agreement may not be amended, modified or supplemented except by a writing signed by an authorized representative of each of the parties hereto.

5.6.          Entire Agreement.  This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

5.7.          Severability.  Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective in the jurisdiction involved to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

5.8.          Third Parties.  Except as set forth in Article IV, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or a successor or permitted assign of such a party.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

TESSCO TECHNOLOGIES INCORPORATED

By:	/s/ David M. Young
	Name:	David M. Young
	Title:	SVP, Chief Financial Officer

ADVISORY RESEARCH MICROCAP VALUE FUND, L.P.

By: ADVISORY RESEARCH, INC.

By:	/s/ David Heller
	Name:	David Heller
	Title:	Chairman